Exhibit 99.1

THE INVENTURE GROUP, INC.  ANNOUNCES

FIRST QUARTER 2009 RESULTS

NET INCOME UP 116% VS. PRIOR YEAR

PHOENIX, Ariz. – April 23, 2009 – The Inventure Group, Inc. (NASDAQ: SNAK) today reported financial results for the first quarter ended March 28, 2009.

Net revenues for the first quarter of fiscal 2009 were $29.7 million vs. $26.2 million last year, an increase of 13.6%. The Snack Division net revenues were $19.0 million, up 14.8% vs. last year. Key drivers of the increase were Boulder Canyon™ Natural Foods, up 31%, TGI Friday’s®, up 4.8%, BURGER KING™, up 4.5% and Private Label sales, up 167%. These increases were partially offset by an 8% decline in the Poore Brothers® brand.

Rader Farms® net revenues were $10.7 million, up 11.4% vs. last year.

Net income for the quarter was $0.9 million or $0.05 per share vs. $0.4 million or $0.02 per share last year.

Key Financial Metrics:

•

Gross profit was $6.1 million and 20.5% of net revenue vs. $5.1 million and 19.4% of net revenue last year. The increase was attributable to the growth in pounds through the snack plants as well as the positive impact of the revenue growth at Rader Farms. These gains were partially offset by the shift to lower margin channels as a result of the current economic environment and price increases in certain commodities.

•

Selling, general and administrative (“SG&A”) expenses were $4.5 million vs. $3.8 million last year. Key drivers of the increase were the continued investment in I.T. as well as an overall increase in the investment in Selling and Marketing at Rader Farms.

•	Operating income was $1.6 million or 5.4% of net revenue, an increase of 29% and 0.6 percentage points vs. last year.

•

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $2.4 million or 8.2% of net revenue, an increase of 24% and 0.7 percentage points vs. last year. A table reconciling EBITDA to net income is presented at the end of the condensed consolidated financial statements included in this release.

•

The Company’s total indebtedness was $19.5 million at the end of the first quarter, down $1.2 million versus fiscal year end 2008 even though we invested $0.7 million in capital and $0.5 million in stock repurchases.

“Our results continue to be strong as we have now had five consecutive quarters of year over year earnings growth”, noted Terry McDaniel, President and CEO of The Inventure Group. “This was the best first quarter in the company’s history as a public company as we had double digit growth in both the top and bottom lines. In our Healthy/Natural category, Boulder Canyon continues its strong momentum with a 31% increase in net revenues over last year.  Rader Farms revenues were up 11.4% taking our Healthy /Natural category up 18%. This category now represents 45% of total net revenue.  We also grew our Indulgent/Specialty category by 10%. TGI Friday’s business grew for the first time since 2006, fueled by new product success, expansion into the dollar store channel and a stronger base business.  BURGER KING™ snacks continue to perform well. Our strategic push into Private Label paid off with sales increases of 167%. Operations execution was excellent as evidenced by decreased plant costs per pound versus the same period last year. We have seen some savings in fuel and certain commodities, but other commodity costs continue to increase, and improved execution helps to manage these costs.

McDaniel continued, “While we are pleased with our results, we understand the importance of maintaining our focus on cost reduction, execution, and infrastructure improvements. We believe the Company is well positioned going forward with strong, growing brands in both our Healthy/Natural and Indulgent/Specialty categories, supported by an exceptional team of associates”.

About The Inventure Group, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, The Inventure Group is a marketer and manufacturer of Intensely Different™ specialty brands in indulgent and better-for-you food categories under a variety of Company owned or licensed brand names, including T.G.I. Friday’s®, BURGER KING™, Rader Farms®, Boulder Canyon™ Natural Foods, Poore Brothers®, Tato Skins® and Bob’s Texas Style®. For further information about The Inventure Group or this release, please contact Steve Weinberger, Chief Financial Officer, at (623) 932-6200, or logon to http://www.inventuregroup.net.

Statements contained in this press release that are not historical facts are forward-looking  statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, deteriorating economic conditions, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

THE INVENTURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ending
	March 28, 2009	March 29, 2008
	(unaudited)	(unaudited)
Net revenue	$29,718,837	$26,171,075
Cost of revenue	23,624,492	21,096,340
Gross profit	6,094,345	5,074,735
Selling, general & administrative expenses	4,475,698	3,815,655
Operating income	1,618,647	1,259,080
Interest income (expense), net	(178,054)	(552,911)

Income before income taxes	1,440,593	706,169
Income tax provision	553,424	294,873

Net income	$887,169	$411,296

Earnings (loss) per common share:
Basic	$0.05	$0.02
Diluted	$0.05	$0.02
Weighted average number of common shares:
Basic	18,164,223	18,810,994
Diluted	18,164,223	18,811,208

THE INVENTURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 28, 2009	March 29, 2008
	(unaudited)	(unaudited)
Current assets	$26,600,402	$21,483,306
Property and equipment, net	24,464,303	23,821,748
Other assets, net	14,681,410	14,673,867
Total assets	$65,746,115	$59,978,921

Line of credit	$7,307,690	$5,119,898
Other current liabilities	14,024,986	12,680,290
Long-term debt	10,941,285	12,145,405
Other long-term liabilities	3,894,613	1,946,757
Total liabilities	36,168,574	31,892,350
Shareholders’ equity	30,048,736	31,068,877
Treasury Stock, at cost	(471,195)	(2,982,306)
Total liabilities and shareholders’ equity	$65,746,115	$59,978,921

THE INVENTURE GROUP, INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

RECONCILIATION

(unaudited)

	Quarter Ending
	March 28, 2009	March 29, 2008

Reconciliation – EBITDA (1):
Reported net income	$887,169	$411,296
Add back: Interest, net	178,054	552,911
Add back: Income tax expense	553,424	294,873
Add back: Depreciation	805,703	691,438
Add back: Amortization of intangible assets	15,610	21,360
EBITDA	$2,439,960	$1,971,878

(1)   EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies.